Exhibit 99.1
OncoGenex Pharmaceuticals Reports Financial Results for Third Quarter 2011 and Highlights Advancement of Portfolio Compounds
Conference call to be held on Thursday, November 3, 2011 at 4:30 p.m. Eastern Time
BOTHELL, Wash. and VANCOUVER, British Columbia, November 3, 2011 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today provided an update on current events and activities and announced its third quarter financial results.
Key Activities Update
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Enrollment was initiated in a randomized Phase II trial evaluating OGX-427, an inhibitor of heat shock protein 27, in combination with first-line chemotherapy in patients with advanced bladder cancer. The double-blind, placebo-controlled, 3-arm, randomized trial will enroll approximately 180 patients and will be conducted at approximately 45 cancer centers throughout North America and Europe.

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Abstracts reporting preliminary clinical results on OGX-427 in chemotherapy-naïve, castrate-resistant prostate cancer and superficial or muscle invasive bladder cancer have been submitted to the ASCO 2012 Genitourinary Cancers Symposium to be held in February.

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Recruitment remains on target for the SYNERGY Phase III study evaluating the potential survival benefit of custirsen (OGX-011/TV-1011) in patients with metastatic, castrate-resistant prostate cancer. SYNERGY is the primary registration trial for market approval.

•
An amendment to the SATURN Phase III Special Protocol Assessment, or SPA, was completed with the FDA to include cabazitaxel as a second-line chemotherapy option and expand the criteria for patient enrollment. The SATURN study is designed to evaluate a durable pain palliation benefit of custirsen in patients who had disease progression while receiving or after completing 1st-line docetaxel-based treatment. Patient accrual will continue to be closely monitored to determine the impact of the amendment on SATURN’s previously reported accrual challenges.

Financial Results
•
Revenue for the third quarter was $1.2 million compared with $4.9 million in 2010. Revenue for the nine months ended September 30, 2011 was $4.3 million compared with $11.3 million in 2010. Revenue is earned through reimbursements received under the collaboration agreement, as well as recognition of upfront payments we received from Teva.

•	Revenue decreased for the third quarter of 2011 due to reduced SATURN activity while awaiting FDA approval of the SPA amendment that was received in September 2011.
•	Revenue decreased during the nine months ended September 30, 2011 due to reduced SATURN activity and because custirsen manufacturing activities are now being paid directly by Teva.
•
As of September 30, 2011, $19.0 million of the $30.0 million upfront payment received from Teva in December 2009 was included in our Balance Sheet as Deferred Collaboration Revenue, which we are recognizing as we perform our deliverables under the agreement. We currently expect this performance period to end in the fourth quarter of 2013.

•
Total operating expenses for the third quarter ended September 30, 2011 were $5.3 million compared with $11.8 million in the third quarter of 2010. Total operating expenses for the nine months ended September 30, 2011 were $18.6 million compared with $24.1 million during the same period in 2010.

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The decrease in operating expenses was primarily due to a non-cash restructuring expense that was recorded in the third quarter of 2010. That charge is related to excess facilities in the Bothell headquarters which we acquired through our reverse merger with Sonus in 2008.

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Net income for the third quarter of 2011 increased to $4.5 million, or $0.45 per diluted common share, compared to net loss of $6.9 million, or $1.07 per diluted common share, in the third quarter of 2010. Net loss for the nine months ended September 30, 2011 decreased to $5.1 million, or $0.52 per diluted common share, compared to net loss of $9.8 million, or $1.53 per diluted common share, in the same period of 2010.

•	The net income in the third quarter of 2011 is predominantly due to $8.6 million non-cash gain on revaluation of warrants issued as part of our October 2010 financing.
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We had $69.3 million in cash, cash equivalents and short-term investments as of September 30, 2011, compared to $85.1 million as of December 31, 2010. As of September 30, 2011, we had 9.8 million shares outstanding.

•	Revised 2011 cash guidance:
•	Net cash requirements are expected to be in the range of $23 million to $27 million; lower than our previous guidance of $31 million to $35 million.
•	Year-end cash balance is expected to be in the range of $58 million to $62 million, higher than our previous guidance of $50 million to $54 million.
•	Based on our current expectations, we believe our capital resources at September 30, 2011 will be sufficient to fund our currently planned operations into 2014.
Conference Call
OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, November 3, 2011, to provide a business update and discuss the third quarter financial results. A live event will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S. & Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.OncoGenex.com for 90 days.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase III clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase III development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer. OGX-427 is in Phase II clinical development; CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.OncoGenex.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk of delays in our expected clinical trials and the presentation of clinical data and the uncertainties regarding patient enrollment rates, the risk that new developments in the rapidly evolving cancer therapy landscape require additional changes in our clinical trial design or limit the potential benefits of our product and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for third quarter ended September 30, 2011. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Condensed Consolidated Statements of Operations
(in thousands)

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Collaboration revenue	$1,174	$4,881	$4,260	$11,282
Operating expenses
Research and development	3,814	6,723	14,076	16,182
General and administrative	1,457	1,067	4,499	3,892
Restructuring expense	—	4,038	—	4,038

Total operating expenses	5,271	11,828	18,575	24,112
Loss from operations	4,097	6,947	14,315	12,830
Other income (expense)	8,567	53	9,211	46

Loss (income) for the period before taxes	(4,470)	6,894	5,104	12,784
Income tax expense (recovery)	—	—	—	(3,000)

Net loss (income)	$(4,470)	$6,894	$5,104	$9,784

Basic and diluted loss per common share
Basic	(0.46)	1.07	0.52	1.53
Diluted	(0.45)	1.07	0.52	1.53
Weighted average number of common shares
Basic	9,736,589	6,453,950	9,722,836	6,396,210
Diluted	10,043,821	6,453,950	9,722,836	6,396,210

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets:
Cash, cash equivalents and short term investments	$69,256	$85,107
Amounts receivable	987	1,224
Prepaid and other current assets	3,730	2,987
Property, equipment and other assets	707	600

Total assets	$74,680	$89,918

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	1,465	$893
Current deferred collaboration revenue	10,000	10,000
Warrant liability	6,248	15,269
Other current liabilities	1,406	1,314
Long term liabilities	15,536	18,317
Stockholders’ equity (deficiency)	40,025	44,125

Total liabilities and stockholders’ equity (deficiency)	$74,680	$89,918

Media Contact:
Jaime Welch
jwelch@oncogenex.com
604-630-5403
Investor Relations Contact:
Susan Specht
sspecht@oncogenex.com
425-686-1535
SOURCE: OncoGenex Pharmaceuticals, Inc.